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EXHIBIT 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

SPACEDEV, INC.
San Diego, California


We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 8, 2001 (except for Note 10(c) as to which the date is March 22, 2001), relating to the consolidated financial statements of SpaceDev, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


/Signed manually/


San Diego, California
May 10, 2001